Exhibit 5.2

Hogan Lovells International LLP
Atrium – North Tower
Strawinskylaan 4129
1077 ZX Amsterdam
PO Box 545
1000 AM Amsterdam
T +31 20 55 33 600
F +31 20 55 33 777
www.hoganlovells.com
Trade Register number 34360441
VAT number NL8100.60.255.B.01

WPC Eurobond B.V. Strawinskylaan 741, Tower 7, 7th Floor 1077XX Amsterdam The Netherlands (the "Addressee")	Our ref Matter ref 779089.000005 1 May 2025
Dear Madams, Sirs,
WPC Eurobond B.V. – Dutch legal opinion in relation to a filing of the Form S-3 Registration Statement
We have acted as Dutch legal adviser (advocaat) to the Dutch Company (as defined below) for the sole purpose of rendering this opinion on certain matters of Dutch law with respect to the filing of the Form S-3 Registration Statement (as defined below) with the U.S. Securities and Exchange Commission (the "SEC") relating to the registration of, amongst other things, debt securities that may be issued in one or more series by the Dutch Company pursuant to the Opinion Document (as defined below) (the "Registration"). Expressions defined in the Transaction Documents (as defined in Appendix 4) (and not re-defined herein) shall have the same meaning in this opinion, unless the context otherwise requires.
Documents examined
1.For the purposes of this opinion, we have examined the Transaction Documents, as listed in Appendix 4, provided that we have reviewed the Related Document on its face and for the purpose of reference only.
2.We have not examined any other documents or records nor made any other enquiries or searches, except as stated below.
3.In giving this opinion, we have solely relied, without further enquiry, on the Transaction Documents and the enquiries and searches stated below.
Searches
4.We made a telephone enquiry with the trade register (Handelsregister) of the Dutch Chamber of Commerce (the "Trade Register") today at approximately 09:05 hours (CET) and were informed that the Extract 2025, for the purpose of this opinion, has not changed since its date.
We made an online enquiry with the Central Insolvency Register (Centraal Insolventieregister) today at approximately 09:10 hours (CET) according to which the Dutch Company is not registered in such register as being subject to any of the insolvency proceedings listed in annex A of the Insolvency Regulation.
Hogan Lovells International LLP is a limited liability partnership registered in England and Wales with registered number OC323639. Registered office and principal place of business: Atlantic House, Holborn Viaduct, London EC1A 2FG.
"Hogan Lovells" is an international legal practice that includes Hogan Lovells International LLP and Hogan Lovells US LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco Sao Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Services Centers: Johannesburg Louisville.
The word "partner" is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing. Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members. For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.
Advocaten Notarissen Belastingadviseurs Solicitors Rechtsanwälte Avocats Lawyers (USA) Avvocati Abogados

WPC Eurobond B.V. – Dutch legal opinion	- 2 -	1 May, 2025
Scope of opinion
5.This opinion is given only with respect to Dutch corporate law in force at the date of this letter as applied by the Dutch courts (excluding unpublished case law).
6.No opinion is expressed or implied as to Out of Scope Matters.
7.We have not been involved in the drafting of the Opinion Document or any prospectus or offering document prepared in relation thereto. We assume no responsibility for and have not investigated or verified and do not express an opinion in respect of: (i) any statements of fact or the reasonableness of any statements of opinion contained in the Opinion Document or any related prospectus or other offering document, or (ii) the appropriateness or accuracy of any disclosures made in any prospectus or other offering document (or any document incorporated by reference therein) in relation to Securities, or (iii) the accuracy of any facts, representations, or warranties set out in the Opinion Document or any related prospectus or other offering document.
8.As Dutch lawyers we are not qualified to assess the meaning and consequences of the terms of the Opinion Document and we have made no investigation into the laws of any jurisdiction other than The Netherlands as a basis for this opinion. Our review of the Opinion Document has been limited to the terms of the Opinion Document as they appear on the face thereof without reference to (i) the general body of law incorporated into or made applicable to such document by the choice of law contained therein or (ii) any other laws, rules or regulations which may apply thereto by incorporation, reference or operation of law.
9.This opinion is a Dutch corporate action opinion. Consequently no opinion is expressed or implied as to matters such as:
(a)legal, valid and binding obligations and enforceability of obligations and/or provisions of the Opinion Document; or
(b)the contents or merits of the Opinion Document or any specific provision thereof.
10.Furthermore, this opinion is not a disclosure or negative assurance letter within the meaning of any applicable securities offering legislation or otherwise.
Opinion
11.Based on the foregoing and the assumptions in Appendix 1 (in relation to which we have taken no steps to verify), and subject to any matters not disclosed to us, we are of the opinion that:
(a)Status, capacity, authorisation
The Dutch Company is registered as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.
The Dutch Company has:
(i)the necessary corporate power to enter into the Opinion Document and to exercise its rights and perform its obligations under the Opinion Document; and
(ii)taken all necessary corporate action required by its Articles to authorise the execution of the Opinion Document and the performance of its obligations under the Opinion Document.

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(b)Execution
The Opinion Document has been duly executed by, or on behalf of, the Dutch Company.
(c)No conflict
The execution and performance by the Dutch Company of the Opinion Document does not breach (i) its Articles or (ii) any provision of Dutch law applicable to Dutch companies generally which would affect the validity, binding effect and enforceability of the Opinion Document against the Dutch Company.
Qualifications
12.This opinion is subject to the qualifications stated in Appendix 2.
Observations
13.In this opinion letter Dutch concepts and legal terms are expressed and described in English terms, not in the original Dutch terms. These Dutch concepts and terms may not be identical to the concepts described by the equivalent English concepts and terms as they exist in the laws of other jurisdictions. Where reference is made in this opinion letter to concepts or terms of Dutch law, the meaning of the concepts or terms in the Dutch language or under Dutch law shall take precedence over their meaning in English and under foreign laws respectively.
14.This opinion speaks as of its date as to the Transaction Documents as they currently stand. No undertaking or obligation is assumed on our part to revise, update or amend this opinion in connection with, or to notify or inform the Addressee or other person of, any developments and/or changes under the laws of The Netherlands subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.
15.This opinion letter is given on the basis that it and all non-contractual obligations arising out of or in connection with it are to be governed by and construed in accordance with the laws of The Netherlands and that we do not owe a duty of care to any person other than our client, that no client/attorney relationship exists between us and any person other than our client and that any issues of interpretation or liability arising under this opinion letter will be governed by the laws of The Netherlands and be brought before a Dutch court.
16.Only Hogan Lovells International LLP may be held liable in respect of this opinion (and not its members, partners, consultants, employees or other staff).
Benefit of opinion
17.This opinion is addressed to the Addressee. This opinion may also be disclosed for information only to (but not relied on by):
(a)any directors and employees of the Addressee;
(b)the legal and other professional advisers of the Addressee; and
(c)any person to whom the Addressee is required to disclose this opinion under applicable law.
18.Other than solely for purposes of the Registration, no recipient may disclose this opinion to any other person or quote or refer to it in any public document or file it with any person, without our prior written consent in each specific case.

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19.Notwithstanding paragraph 15 above, a copy may, solely for the purpose of the Registration, be attached to the Form S-3 Registration Statement as an exhibit on the condition that neither the SEC nor any other person (other than as expressly set out in paragraphs 15 and 18 of this opinion) may rely on this opinion.
20.Notwithstanding paragraph 15 above, this opinion letter may be relied upon by Hogan Lovells US LLP for the purpose of its legal opinion in connection with the Registration.
21.This opinion is provided for the purposes of the Registration only.
Yours faithfully,
/s/ Hogan Lovells International LLP
Hogan Lovells International LLP

WPC Eurobond B.V. – Dutch legal opinion	- 5 -	1 May, 2025
Appendix 1
(Assumptions)
The assumptions set out hereafter apply to this opinion as a matter of all jurisdictions, other than as a matter of Dutch law if and to the extent we specifically opine thereon.
1.All Transaction Documents submitted to us as originals are authentic and complete, all Transaction Documents submitted to us as photocopies or facsimile or electronically transmitted copies or other copies conform to the originals and all signatures are genuine.
2.All Transaction Documents and any statements, resolutions and confirmations as contained or referred to therein were when executed and made respectively and remain thereafter, accurate, complete and in full force and effect, also in retrospect.
3.The Corporate Resolutions of the Dutch Company were duly adopted in accordance with its Articles and have remained and will remain in full force and effect without modification. The Powers of Attorney have been duly issued and have remained and will remain in full force and effect without modification and under any applicable law other than Dutch law, it validly authorises the relevant Attorneys to represent the Dutch Company.
4.The Opinion Document has been executed on behalf of the Company by (i) Johan Henning, acting in its capacity as managing director A of the Company and (ii) Thomas Elling Zacharias, acting in its capacity as managing director B of the Company, each as specified in the Excerpt 2016.
5.Under the laws governing the existence and extent of powers of attorneys, mandates, authorisations, authorities granted and similar instruments (as determined by the Agency Convention), such instruments authorised the relevant representatives to create binding obligations and perform proprietary acts for the relevant principal or persons represented towards the third parties with whom such representative has acted and will act.
6.None of the Transaction Documents has been terminated or varied and no obligation under them has been waived and the Transaction Documents contain all relevant information which is material for the purposes of our opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion.
7.None of the opinions expressed in this opinion letter are affected by any embargo, sanction or similar restriction imposed by any governmental or supranational authority, including but not limited to the United Nations, the United Kingdom (the "UK"), the European Union, The Netherlands, the Organisation for Security and Co-operation in Europe, other international or regional bodies, or any person or body to whom their powers are delegated. Nor is any subject matter of any of the Transaction Documents affected by any of the restrictions, sanctions or embargoes of the kind described above.
8.The content of the Extract 2016 was true and accurate at the date of the Extract 2016, the date of the Corporate Resolutions 2016 and the date of the Indenture, and the content of the Extract 2025 is true and accurate at the date of this opinion and the date of the Corporate Resolutions 2025.
9.All documents, forms and notices which should have been delivered to the Trade Register on behalf of, or relating to, the Dutch Company have been so delivered and the files of records maintained at the Trade Register concerning the Dutch Company, and reproduced for public inspection, were complete, accurate and up-to-date at the time of

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the Extracts, at the Relevant Time and at the time of the enquiries and searches referred to in paragraph 4 of this opinion.
10.As to the Dutch Company at the Relevant Time:
(a)it is entering into the Opinion Document in good faith for the purposes of its business and the transactions contemplated in the Opinion Document will benefit the Dutch Company, will not be ultra vires and do not prejudice its creditors (present or future);
(b)it has no (central) works council ((centrale) ondernemingsraad) with jurisdiction as to the matters contemplated by the Transaction Documents nor is it under any obligation to constitute a works council, all as referred to in the WOR;
(c)none of the managing directors of the Dutch Company is a person described in section 2:242a section 1 sub (a) and (b) DCC;
(d)none of the members of its board of managing directors (bestuur) has a direct or indirect personal interest as to the transactions contemplated by the Transaction Documents which is in conflict with the interest of the Dutch Company or its business;
(e)none of the members of its board of managing directors (bestuur) are subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under sections 106a to 106e DBA (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)) or under section 2:19c DCC or section 2:20a DCC;
(f)no resolution has been passed for its winding-up or approving a statutory merger (juridische fusie), demerger (splitsing) or conversion (omzetting) affecting it and no proceedings have been instituted or steps have been taken for its bankruptcy, dissolution and liquidation (ontbinding en vereffening) or moratorium of payments (surseance van betaling), no statutory proceedings for the restructuring of its debts (akkoordprocedure) have been initiated and no notice or order under section 2:19a DCC, section 2:20 DCC or section 2:21 DCC has been issued in respect of it;
(g)no proceedings have been instituted or injunction has been granted against it to restrain it from entering into the Opinion Document or performing any of its obligations under the Opinion Document; and
(h)no defects attach to its incorporation (aan zijn totstandkoming geen gebreken kleven) and its deed of incorporation (statuten) complies with (Dutch) statutory requirements.
11.'Delivery' of documents is not a concept known to Dutch law and we have therefore assumed the due delivery of the Opinion Document by each party to the Opinion Document under any applicable law in which such a concept is relevant.
12.'Good standing' is not a concept under Dutch law. We have assumed good standing as to such persons and such jurisdictions where such concept is relevant for this opinion letter.
13.Each party (other than the Dutch Company to the extent we specifically opine thereon) to the Opinion Document at the Relevant Time has full capacity, power, authority and legal right to enter into and perform its obligations under the Opinion Document (whether as a direct party, or as addressee/beneficiary) and has taken all action in connection therewith and the same does not violate any provision of applicable law or constitutive documents

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and the Opinion Document have been duly accepted, authorised and executed by all parties as a matter of all relevant jurisdictions.
14.The Dutch Company has complied, complies and will continue to comply with the DFSA and the CRR, and in particular has never qualified and will not qualify as a bank under the DFSA.
15.Under the laws governing the existence and extent of powers of attorneys, mandates, authorisations, authorities granted and similar instruments (as determined by the Agency Convention), such instruments authorised the relevant representatives to create binding obligations and perform proprietary acts for the relevant principal or persons represented towards the third parties with whom such representative has acted and will act.
16.All documents and instruments envisaged to be notified, handed over, (de)registered or transferred in giving effect to the Opinion Document have been or will be duly notified, handed over, (de)registered or transferred (as relevant) and where the envisaged effect of the Opinion Document or any provision of the Opinion Document is subject to the performance of any further act, compliance with any condition or the occurrence of any such fact or circumstance, the same has been performed, has occurred or is complied with (as relevant).
17.If the Opinion Document has been signed electronically by any party using an electronic certification service, (i) the electronic signature solutions of such electronic certification service conform with the requirements of the "advanced electronic signature" under section 26 of EU Regulation 910/2014 dated 23 July 2014 on electronic identification and trust services for electronic transactions known as "eIDAS" (electronic Identification And Trust Services) (the "eIDAS Regulation") and the requirements of ISO/IEC 27701 (Information Security Management) and as at the date of this opinion, such electronic certification service remains a qualified trust service provided in the European Union and the UK, or (ii) their electronic signatures or advanced electronic signatures (both within the meaning of the eIDAS Regulation) qualify as a sufficiently reliable method for signing in accordance with section 3:15a DCC.
18.The Opinion Document is full force and effect and no event, circumstance or (legal) act has occurred or has been performed or omitted after the execution of the Opinion Document that would affect the validity, legality or enforceability of the Opinion Document or which would otherwise affect any of the conclusions stated in this opinion.
19.Insofar as any obligation of the Dutch Company under Opinion Document falls to be performed in any jurisdiction other than The Netherlands, such performance will not be illegal or ineffective under the laws of such jurisdiction.
20.The "centre of main interests" of the Dutch Company (as referred to in the Insolvency Regulation) is located in The Netherlands and the Dutch Company has an "establishment" (as defined in article 2(10) of the Insolvency Regulation) in any jurisdiction other than The Netherlands.
21.No law (other than Dutch law) affects any of the conclusions stated in this opinion.

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Appendix 2
(Qualifications)
1.The opinions set forth above are, where this may be relevant and where such matters will be relevant despite the law applicable to the Opinion Document as the chosen law, subject to:
(a)limitations resulting from the laws of bankruptcy, insolvency, reorganisation, intervention, resolution and recovery and similar laws of general application affecting creditors' rights (including, without limitation, the doctrine of voidable preference (Pauliana) and the Act on Dutch Court Confirmation of Extrajudicial Restructuring Plans to Avert Bankruptcy (Wet homologatie onderhands akkoord ter voorkoming van faillissement)); and
(b)the rules of force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden), undue force (dwang), statute of limitations (verjaring or verval) and other defences afforded by Dutch law to obligors generally and generally accepted principles of law, such as the concepts of a related agreement (samenhangende overeenkomst) and consequential agreement (voortbouwende overeenkomst).
2.The board of managing directors (bestuur) of a Dutch Company may not be able to grant a blank authority to others to act for and on behalf of that Dutch Company whereas generally phrased further assurance clauses or undertakings to enter into unspecified documents or to perform unspecified actions may not be fully enforceable.
3.The Extracts and the enquiries and searches expressed to be undertaken do not provide conclusive evidence that the matters confirmed thereby or set out therein are correct. In addition, any relevant confirmations obtained as part of the enquiries and searches referred to in paragraph 4 of this opinion do not provide conclusive evidence that an entity is not subject to any of the insolvency proceedings listed in annex A of the Insolvency Regulation.
4.Under Dutch law:
(a)a power of attorney will automatically, i.e. by operation of law, terminate upon the bankruptcy (faillissement) of the person which has granted the power of attorney or if such power of attorney is withdrawn by such person, and may become ineffective upon its moratorium of payments (surseance van betaling);
(b)a power of attorney can only be made irrevocable to the extent that it has been granted to perform legal acts (rechtshandelingen) which are in the interests of the representative appointed by the power of attorney, or of a third party; and
(c)an irrevocable power of attorney may, in certain circumstances, be amended or be declared ineffective by a Dutch court for serious reasons (gewichtige redenen).
Similar observations apply to a mandate (last) and may be relevant for the appointment of an agent for service of process, the authorisation to apply monies or granting authority to sign or execute documents.
5.Dutch law does not have a clear counterpart of concepts such as trust, Treuhand, beneficial ownership and similar concepts; where provisions of the Opinion Document envisage or are based on any such concepts such provisions may not be effective or recognised as a matter of Dutch law.

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6.The validity and enforceability of the obligations of the Dutch Company under the Opinion Document may be successfully contested by the Dutch Company (or its receiver in bankruptcy) on the basis of section 2:7 DCC, if both (i) the execution of the Opinion Document is not within the scope of the objects of the Dutch Company (doeloverschrijding) and (ii) the counterparty of the Dutch Company under the Opinion Document knew or ought to have known (without performing any investigation) of this fact.
7.The validity and enforceability of the obligations of the Dutch Company under the Opinion Document may be successfully contested by its creditors if such obligations are prejudicial to the interests of such creditors (and the other requirements for voidable preference (Pauliana) are met).
8.We express no opinion as to the correctness of any warranties or statements given by any party (expressly or impliedly) under or by virtue of the Transaction Documents, and we have relied on such warranties and statements, save if and insofar as the matters warranted or stated are the subject-matter of specific opinions in this opinion.

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Appendix 3
(Some Definitions and Interpretation)
1.Interpretation
A reference in this opinion to "Appendix" or "Appendices" is a reference to an Appendix or Appendices to this opinion, unless the context clearly requires otherwise.
"Hogan Lovells" and "we" refer to the Amsterdam office of Hogan Lovells International LLP.
“Relevant Time” means the date of the Opinion Document, the respective date of the other Transaction Documents, and the date of this opinion.
2.Out of Scope Matters
Out of Scope Matters means:
(a)the laws of any other territory than the European part of The Netherlands, anti-trust and state aid law, data protection law and competition law;
(b)European Union law, except in as far as it affects Dutch law;
(c)the authority to provide corporate services as meant in the ASTO;
(d)tax law, IP (intellectueel eigendom) and tort (onrechtmatige daad);
(e)the applicability of the Vifo Act including, but not limited to, any notification processes thereunder;
(f)any asset, any matter of possession, title or title transfer, any security interest, any matter of negotiable paper (waardepapier), any matter of trust, Treuhand, insurance or real estate and any matter of ranking;
(g)the existence, legality, validity and enforceability of any specific Securities issued under the Opinion Document or the capacity or authority to issue, sell, hold or dispose of such Securities (or the consequences of any lack of such capacity or authority);
(h)the ability of the Dutch Company or any other party to comply with its financial or other obligations under the Transaction Documents;
(i)any matter of fact, financial assistance and any commercial, accounting, capital adequacy or other non-legal matter; and
(j)the financial affairs of any party to the Opinion Document, the financial or regulatory position or status of any party to the Opinion Document and the financial merits or financial feasibility of the Opinion Document or the transactions envisaged by it, which we have also not investigated.
3.Dutch Acts c.a.
ASTO means the Dutch Act on the Supervision of Trust Offices (Wet toezicht trustkantoren).
DBA means the Dutch Bankruptcy Act (de Faillissementswet).
DCC means the Dutch Civil Code (Burgerlijk Wetboek).

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DFSA means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and all rules promulgated thereunder and pursuant thereto.
Vifo Act means the "Wet veiligheidstoets investeringen, fusies en overnames" of 18 May 2022.
WOR means the Dutch Act on the Works Councils (Wet op de ondernemingsraden).
4.Regulations and conventions
Agency Convention means the "The Hague Convention on the law applicable to Agency" of 14 March 1978 (Haags Vertegenwoordigingsverdrag).
CRR means the "EU Council Regulation (EU) No 575/2013 on prudential requirements for credit institutions and investment firms and amending Regulation" of 26 June 2013 (CRR), as amended.
Insolvency Regulation means the "Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings" which is a recast of the EC Council Regulation no. 1346/2000 of 29 May 2000 (Insolventieverordening), as amended pursuant to the "Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021 amending Regulation (EU) 2015/848 on insolvency proceedings to replace its Annexes A and B".

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Appendix 4
(Documents and parties)
The documents listed in paragraph 1, paragraph 2 and paragraph 3 of Appendix 4 will be referred to as the "Transaction Documents".
The Transaction Document listed in paragraph 1 of Appendix 4 will be referred to as the "Opinion Document".
The Transaction Document listed in paragraph 3 of Appendix 4 will be referred to as the "Related Document".
1.Indenture
An electronic copy of an indenture made between, amongst others:
(a)the Dutch Company as issuer;
(b)W. P. Carey Inc as guarantor; and
(c)U.S. Bank National Association as trustee,
(d)expressed and assumed to be governed by the laws of the State of New York, dated 8 November 2016.
2.Corporate Documents
2.1Extracts
(a)An excerpt, digitally certified, from the Trade Register dated 17 October 2016 in respect of the Dutch Company (the "Extract 2016");
(b)an excerpt, digitally certified, from the Trade Register dated 30 April 2025 in respect of the Dutch Company (the "Extract 2025" and together with the Extract 2016, the "Extracts").
2.2Deed of incorporation
A copy of the deed of incorporation (akte van oprichting) of the Dutch Company executed on 14 October 2016 (the “Deed of Incorporation”).
2.3Articles of association
A copy of the articles of association (statuten) of the Dutch Company as contained in the Deed of Incorporation, being the most recent articles of association of the Dutch Company according to the Extracts (the "Articles").
2.4Corporate Resolutions – Board of managing directors
(a)The written resolutions of the board of managing directors (bestuur) of the Dutch Company dated 7 November 2016 (the “Board Resolutions 2016”);
(b)the written resolutions of the board of directors (bestuur) of the Dutch Company dated 30 April 2025, together the "Board Resolutions".

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2.5Corporate Resolutions – General meetings
(a)The written resolutions of the general meeting of the Dutch Company dated 7 November 2016 (the “Shareholders Resolutions 2016”); and
(b)the written resolutions of the general meeting of the Dutch Company dated 30 April 2025 (the “Shareholders Resolutions 2025” and together with the Shareholders Resolutions 2016, the "Shareholder Resolutions"),
(c)and (i) the Shareholders Resolutions 2016 together with the Board Resolutions 2016, the "Corporate Resolutions 2016" and (ii) the Shareholders Resolutions 2025 together with the Board Resolutions 2025, the "Corporate Resolutions 2025").
2.6Powers of Attorney
(a)The powers of attorney as contained in the Board Resolutions 2016 (the "Powers of Attorney"). The attorneys appointed in the Powers of Attorney are referred to as the "Attorneys" and each a "Attorney".
3.Related Documents
A photocopy, faxed copy or PDF copy, as applicable, of a form S-3 registration statement (excluding any documents incorporated by reference in it or any exhibits to it) to be filed with the SEC on 1 May 2025 relating to the Registration (the "Form S-3 Registration Statement").
4.The Dutch Company
WPC Eurobond B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands, and its registered office at Strawinskylaan 741, Tower 7, 7th Floor, 1077XX Amsterdam, The Netherlands, and registered with the Trade Register under number 67078028 (the "Dutch Company").